EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Key Employee Share Incentive Plan (1997) as amended and restated, of Radware Ltd. of our reports dated March 25, 2024, with respect to the consolidated financial statements of Radware Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of Radware Ltd. and its subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel April 2, 2024	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global